Exhibit 10.2

SPLIT-OFF AGREEMENT

This SPLIT-OFF AGREEMENT, dated as of November 4, 2016 (this “Agreement”), is entered into by and among Ho Wah Genting Group Limited, a Nevada corporation (the “Buyer”) and David J. Breier (the “Seller”).

RECITALS:

WHEREAS, Seller wishes to acquire the business assets and liabilities previously held by Buyer; and Buyer has no other businesses or operations prior to the Share Exchange (as defined herein);

WHEREAS, contemporaneously with the execution of this Agreement, Buyer, Ho Wah Genting Group Sdn Bhd (the “PrivateCo”), and the securities holders of the PrivateCo will enter into the Share Exchange Agreement by and between the Buyer and the PrivateCo (the “Share Exchange Agreement”) pursuant to which the securities holders of the PrivateCo will receive securities of the Buyer in exchange for their equity interests in PrivateCo (the “Share Exchange”);

WHEREAS, the execution and delivery of this Agreement is required by the PrivateCo as a condition to their execution of the Share Exchange Agreement, and the consummation of the assignment, assumption, purchase and sale transactions contemplated by this Agreement is also a condition to the completion of the Share Exchange pursuant to the Share Exchange Agreement, and Buyer has represented to the PrivateCo in the Share Exchange Agreement that the transactions contemplated by this Agreement will be consummated contemporaneously with the closing of the Share Exchange, and the PrivateCo relied on such representation in entering into the Share Exchange Agreement;

WHEREAS, in connection with and, in furtherance of the closing of the transactions contemplated by the Share Exchange, including consummation of the transactions contemplated by this Agreement, the Seller has entered into that certain Split-Off Escrow Agreement, dated November 4, 2016 (the “Split-Off Escrow Agreement) with Lew Keong, as Buyers’ Representative (as defined in the Split-Off Escrow Agreement) and LKP Global Law, LLP, as the Escrow Agent, and executed and delivered the items required to be delivered thereunder;

WHEREAS, the Seller desires to purchase the Assets (as defined in Section 2.1) from Buyer, and to assume, as between Buyer and Seller, all responsibility for any pre-Share Exchange debts, obligations and liabilities of Buyer, on the terms and subject to the conditions specified in this Agreement; and

WHEREAS, Buyer desires to sell and transfer the Assets to the Seller, on the terms and subject to the conditions specified in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants, promises and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

I.	ASSIGNMENT AND ASSUMPTION OF BUYER’S ASSETS AND LIABILITIES.

Subject to the terms and conditions provided below:

1.1          Assignment of Assets.  Buyer hereby contributes, assigns, conveys and transfers to Seller, and Seller hereby receives, acquires and accepts, all assets and properties of Buyer as of the Closing Date (as defined below) immediately prior to giving effect to the Share Exchange, including but not limited to the following, but excluding in all cases (i) the right, title and assets of Buyer in, to and under the Transaction Documents (as defined in the Share Exchange Agreement), and (ii) the capital stock of the PrivateCo:

(a)          all pre-Share Exchange cash and cash equivalents;

(b)          all pre-Share Exchange accounts receivable;

(c)          all of Buyer’s pre-Share Exchange rights, title and interests in, to and under all contracts, agreements, leases, licenses (including software licenses), supply agreements, consulting agreements, commitments, purchase orders, customer orders and work orders, and including all of Buyer’s rights thereunder to use and possess equipment provided by third parties, and all representations, warranties, covenants and guarantees related to the foregoing (provided that to the extent any of the foregoing or any claim or right or benefit arising thereunder or resulting therefrom is not assignable by its terms, or the assignment thereof shall require the consent or approval of another party thereto, this Agreement shall not constitute an assignment thereof if an attempted assignment would be in violation of the terms thereof or if such consent is not obtained prior to the Closing, and in lieu thereof Buyer shall reasonably cooperate with Buyer in any reasonable arrangement designed to provide Buyer the benefits thereunder or any claim or right arising thereunder);

(d)          all pre-Share Exchange intellectual property, including but not limited to issued patents, patent applications (whether or not patents are issued thereon and whether modified, withdrawn or resubmitted), unpatented inventions, product designs, copyrights (whether registered or unregistered), know-how, technology, trade secrets, technical information, notebooks, drawings, software, computer coding (both object and source) and all documentation, manuals and drawings related thereto, trademarks or service marks and applications therefor, unregistered trademarks or service marks, trade names, logos and icons and all rights to sue or recover for the infringement or misappropriation thereof;

(e)          all pre-Share Exchange fixed assets, including but not limited to the machinery, equipment, furniture, vehicles, office equipment and other tangible personal property owned or leased by Seller;

(f)          all pre-Share Exchange customer lists, business records, customer records and files, customer financial records, and all other files and information related to customers, all customer proposals, all open service agreements with customers and all uncompleted customer contracts and agreements;

(g)          to the extent legally assignable, all pre-Share Exchange licenses, permits, certificates, approvals and authorizations issued by any governmental entity and necessary to own, lease or operate the assets and properties of Buyer and to conduct Buyer’s business as it is presently conducted; and

(h)          all pre-Share Exchange real property or interests therein.

all of the foregoing being referred to herein as the “Assigned Assets.”

1.2          Assignment and Assumption of Liabilities.  Buyer hereby assigns to Seller, and Seller hereby assumes and agrees to pay, honor and discharge all debts, adverse claims, liabilities, judgments and obligations, including tax obligations, of Buyer as of the Closing Date (as defined in Section 3.1) immediately prior to the effective time of the Share Exchange, whether accrued, contingent or otherwise and whether known or unknown, including those arising under any law (including the common law) or any rule or regulation of any governmental entity or imposed by any court or any arbitrator in a binding arbitration resulting from, arising out of or relating to the assets, activities, operations, actions or omissions of Buyer, or products manufactured or sold thereby or services provided thereby, or under contracts, agreements (whether written or oral), leases, commitments or undertakings thereof, but excluding in all cases the obligations of Seller under the Transaction Documents (all of the foregoing being referred to herein as the “Assigned Liabilities”).

The assignment and assumption of Buyer’s assets and liabilities provided for in this Article I is referred to as the “Assignment.”

II.	PURCHASE AND SALE OF ASSETS

2.1          Purchased Assets.  Subject to the terms and conditions provided below, Buyer shall sell and transfer to the Seller and the Seller shall purchase from Buyer, on the Closing Date (as defined in Section 3.1), all of the Assigned Assets and Assigned Liabilities (collectively the “Assets”).

2.2          Purchase Price.  The purchase price (the “Purchase Price”) for the Assets shall consist of the transfer and delivery by the Seller to Buyer 5,000,000 shares of common stock of Buyer that Seller owns (the “Purchase Price Securities”) deliverable as provided in Section 3.2.

III.	CLOSING.

3.1          Closing.  The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place simultaneously with the closing of the Share Exchange. The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

3.2          Payment of Purchase Price.  At the Closing, Seller shall deliver to Buyer a certificate or certificates representing the Seller’s Purchase Price Securities duly endorsed to Buyer, which delivery shall vest Buyer with good and marketable title to the Purchase Price Securities, free and clear of all liens and encumbrances.

3.3          Transfer of Records.  On or before the Closing, Buyer shall transfer to Seller copies of all existing corporate books and records in Buyer’s possession relating to its business, including but not limited to all agreements, litigation files, real estate files, personnel files and filings with governmental agencies. On or before the Closing, the Seller shall transfer to Buyer copies of all existing corporate books and records in the possession of Seller relating to Buyer, including but not limited to all corporate minute books, stock ledgers, certificates and corporate seals of Buyer and all agreements, litigation files, real property files, personnel files and filings with governmental agencies.

3.4          Instruments of Assignment.  At the Closing, Buyer shall deliver to each other such instruments providing for the Assignment as the other may reasonably request (the “Instruments of Assignment”).

IV.	SELLER’S REPRESENTATIONS AND WARRANTIES.

The Seller represents and warrants to Buyer that:

4.1          Capacity and Enforceability.  Seller has the legal capacity to execute and deliver this Agreement and the documents to be executed and delivered by the Seller at the Closing pursuant to the transactions contemplated hereby. This Agreement and all such documents constitute the valid and binding agreement of the Seller, enforceable in accordance with their terms.

4.2          Compliance.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Seller will result in the breach of any term or provision of, or constitute a default under, or violate any agreement, indenture, instrument, order, law or regulation to which Seller is a party or by which Seller is bound.

4.3          Purchase for Investment.  Seller is financially able to bear the economic risks of acquiring the Assets and the other transactions contemplated hereby and has no need for liquidity in his investment in the Assets. Seller has such knowledge and experience in financial and business matters in general, and with respect to businesses of a nature similar to the business of Buyer, so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Assets and the other transactions contemplated hereby. Seller has (i) received all the information he has deemed necessary to make an informed decision with respect to the acquisition of the Assets and the other transactions contemplated hereby; (ii) had an opportunity to make such investigation as he has desired pertaining to the Buyer and the acquisition of an interest of the Assets therein and the other transactions contemplated hereby, and to verify the information which is, and has been, made available to him; and (iii) had the opportunity to ask questions of Buyer. Seller acknowledges that he is a current director and officer of Buyer, and, as such, has actual knowledge of the business, operations and financial affairs of the Buyer.

4.4          Liabilities.  Following the Closing, Buyer will have no liability for any debts, liabilities or obligations of its business or activities prior to the Closing that are unrelated to the business of the PrivateCo, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Buyer directly or indirectly in relation to the business of Buyer prior to the Closing that are unrelated to the business of the PrivateCo, and that may survive the Closing.

4.5          Title to Purchase Price Securities.  The Seller is the record and beneficial owners of the Purchase Price Securities. At Closing, the Seller will have good and marketable title to the Purchase Price Securities, which Purchase Price Securities are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to Buyer, except for restrictions on transfer as contemplated by applicable securities laws.

V.	BUYER’S REPRESENTATIONS AND WARRANTIES.

Buyer represents and warrants to Seller that:

5.1          Organization and Good Standing. The Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.

5.2          Authority and Enforceability. The execution and delivery of this Agreement and the documents to be executed and delivered at the Closing pursuant to the transactions contemplated hereby, and performance in accordance with the terms hereof and thereof, have been duly authorized by Buyer and all such documents constitute valid and binding agreements of Buyer enforceable in accordance with their terms.

5.3          Title to Assets. Buyer is the sole record and beneficial owner of the Assets. At Closing, Buyer will have good and marketable title to the Assets, which Assets are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to the Seller.

VI.	OBLIGATIONS OF SELLER PENDING CLOSING.

Seller covenants and agrees that between the date hereof and the Closing:

6.1          Not Impair Performance. Seller shall not take any intentional action that would cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by any party herein not to be true, correct and accurate as of the Closing, or in any way impairing the ability of Buyer to satisfy its obligations as provided in Article VII.

6.2          Assist Performance. Seller shall exercise reasonable best efforts to cause to be fulfilled those conditions precedent to Buyer’s obligations to consummate the transactions contemplated hereby which are dependent upon actions of the Seller and to make and/or obtain any necessary filings and consents in order to consummate the transactions contemplated by this Agreement.

VII.	OBLIGATIONS OF BUYER PENDING CLOSING.

Buyer covenants and agrees that between the date hereof and the Closing:

7.1          Business as Usual. Buyer shall operate in accordance with past practices and shall use best efforts to preserve its goodwill and the goodwill of its employees, customers and others having business dealings with it. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, Buyer shall (a) make all normal and customary repairs to its equipment, assets and facilities, (b) keep in force all insurance, (c) preserve in full force and effect all material franchises, licenses, contracts and real property interests and comply in all material respects with all laws and regulations, (d) collect all accounts receivable and pay all trade creditors in the ordinary course of business at intervals historically experienced, and (e) preserve and maintain its assets in their current operating condition and repair, ordinary wear and tear excepted. From the date of this Agreement until the Closing Date, Buyer shall not (i) amend, terminate or surrender any material franchise, license, contract or real property interest, or (ii) sell or dispose of any of its assets except in the ordinary course of business. Buyer shall not take or omit to take any action that results in Seller incurring any liability or obligation prior to or in connection with the Closing.

7.2          Not Impair Performance. Buyer shall not take any intentional action that would cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by any party herein not to be materially true, correct and accurate as of the Closing, or in any way impairing the ability of the Seller to satisfy his obligations as provided in Article VI.

7.3          Assist Performance. Buyer shall exercise its reasonable best efforts to cause to be fulfilled those conditions precedent to Seller’s obligations to consummate the transactions contemplated hereby which are dependent upon the actions of Buyer and to work with the Seller to make and/or obtain any necessary filings and consents. Buyer shall comply with its obligations under this Agreement.

7.4          Indemnification of the Escrow Agent. In consideration of the benefits to be derived by Buyer from the Split-Off Escrow Agreement, as a third-party beneficiary under the Split-Off Escrow Agreement, Buyer shall, from and at all times after the date of the Split-Off Escrow Agreement, indemnify and hold harmless the Escrow Agent and each partner, director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”), to the fullest extent permitted by law and to the extent provided herein, against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorney’s fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action, or proceeding (including any inquiry or investigation) by any person, including without limitation the parties to the Split-Off Escrow Agreement, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of the Split-Off Escrow Agreement or any transaction contemplated herein, whether or not any such Indemnified Party is a party to any such action or proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of the parties under this section shall survive any termination of this Agreement.

VIII.	BUYER’S CONDITIONS PRECEDENT TO CLOSING.

The obligations of Buyer to close the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent (any or all of which may be waived by Buyer and PrivateCo in writing):

8.1          Representations and Warranties; Performance. All representations and warranties of Seller contained in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing. Seller shall have performed and complied with all covenants and agreements and satisfied all conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by the Seller at or prior to the Closing.

8.2          Additional Documents. Seller shall deliver or cause to be delivered such additional documents as may be necessary in connection with the consummation of the transactions contemplated by this Agreement and the performance of their obligations hereunder.

8.3          Release by Seller. At the Closing, Seller shall execute and deliver to Buyer a general release which in substance and effect releases Buyer and the PrivateCo from any and all liabilities and obligations that Buyer and the PrivateCo may owe to Seller in any capacity, and from any and all claims that Seller may have against Buyer, the PrivateCo or their respective managers, members, officers, directors, stockholders, employees and agents (other than those arising pursuant to this Agreement or any document delivered in connection with this Agreement).

8.4          Completion of the Share Exchange. The closing of the Share Exchange pursuant to the Share Exchange Agreement, and all of the transactions contemplated thereby, shall occur simultaneously.

IX.	SELLER’S CONDITIONS PRECEDENT TO CLOSING.

The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent (any and all of which may be waived by the Seller in writing):

9.1          Representations and Warranties; Performance. All representations and warranties of Buyer contained in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by them at or prior to the Closing.

X.	OTHER AGREEMENTS.

10.1        Expenses. Each party hereto shall bear its expenses separately incurred in connection with this Agreement and with the performance of its obligations hereunder.

10.2        Confidentiality. Seller shall not make any public announcements concerning this transaction without the prior written agreement of the PrivateCo, other than as may be required by applicable law or judicial process. If for any reason the transactions contemplated hereby are not consummated, then the Seller shall return any information received by the Seller from Buyer, and the Seller shall cause all confidential information obtained by Seller concerning Buyer and its business to be treated as such.

10.3        Brokers’ Fees. In connection with the transaction specifically contemplated by this Agreement, no party to this Agreement has employed the services of a broker and each agrees to indemnify the other against all claims of any third parties for fees and commissions of any brokers claiming a fee or commission related to the transactions contemplated hereby.

10.4        Access to Information Post-Closing; Cooperation.

(a)          Following the Closing, Seller shall afford to Buyer and its authorized accountants, counsel and other designated representatives, reasonable access (and including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to allow records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) within the possession or control of Seller insofar as such access is reasonably required by Buyer. Information may be requested under this Section 10.4(a) for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and performing this Agreement and the transactions contemplated hereby. No files, books or records of Buyer existing at the Closing Date shall be destroyed by Seller or Buyer after Closing but prior to the expiration of any period during which such files, books or records are required to be maintained and preserved by applicable law without giving Buyer at least 30 days’ prior written notice, during which time Buyer shall have the right to examine and to remove any such files, books and records prior to their destruction.

(b)          Following the Closing, Buyer shall afford to Seller and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Buyer’s possession or control relating to its business insofar as such access is reasonably required by the Seller. Information may be requested under this Section 10.4(b) for, without limitation, audit, accounting, claims, litigation and tax purposes as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby. No files, books or records of Buyer existing at the Closing Date shall be destroyed by Buyer after Closing but prior to the expiration of any period during which such files, books or records are required to be maintained and preserved by applicable law without giving the Seller at least 30 days’ prior written notice, during which time the Seller shall have the right to examine and to remove any such files, books and records prior to their destruction.

(c)          At all times following the Closing, Buyer and Seller shall use their reasonable efforts to make available to the other on written request, the current and former officers, directors, employees and agents of Buyer for any of the purposes set forth in Section 10.4(a) or (b) above or as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which Buyer may from time to be involved.

(d)          The party to whom any Information or witnesses are provided under this Section 10.4 shall reimburse the provider thereof for all out-of-pocket expenses actually and reasonably incurred in providing such Information or witnesses.

(e)          Seller and Buyer and their respective employees and agents shall each hold in strict confidence all Information concerning the other party in their possession or furnished by the other or the other’s representative pursuant to this Agreement with the same degree of care as such party utilizes as to such party’s own confidential information (except to the extent that such Information is (i) in the public domain through no fault of such party or (ii) later lawfully acquired from any other source by such party), and each party shall not release or disclose such Information to any other person, except such party’s auditors, attorneys, financial advisors, bankers, other consultants and advisors or persons to whom such party has a valid obligation to disclose such Information, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law.

(f)          Seller and Buyer shall each use their best efforts to forward promptly to the other party all notices, claims, correspondence and other materials which are received and determined to pertain to the other party.

10.5        Guarantees, Surety Bonds and Letter of Credit Obligations. In the event that Buyer is obligated for any debts, obligations or liabilities of its business prior to the Closing by virtue of any outstanding guarantee, performance or surety bond or letter of credit provided or arranged by Buyer on or prior to the Closing Date, Seller shall use his best efforts to cause to be issued replacements of such bonds, letters of credit and guarantees and to obtain any amendments, novations, releases and approvals necessary to release and discharge fully Buyer from any liability thereunder following the Closing. Buyer shall be responsible for, and shall indemnify, hold harmless and defend Buyer from and against, any costs or losses incurred by Buyer arising from such bonds, letters of credit and guarantees and any liabilities arising therefrom and shall reimburse Buyer for any payments that Buyer may be required to pay pursuant to enforcement of its obligations relating to such bonds, letters of credit and guarantees.

10.6        Filings and Consents. Seller, at his risk, shall determine what, if any, filings and consents must be made and/or obtained prior to Closing to consummate the purchase and sale of the Assets. The Seller shall indemnify the Buyer Indemnified Parties (as defined in Section 12.1 below) against any Losses (as defined in Section 12.1 below) incurred by such Buyer Indemnified Parties by virtue of the failure to make and/or obtain any such filings or consents. Recognizing that the failure to make and/or obtain any filings or consents may cause Buyer to incur Losses or otherwise adversely affect Buyer, Seller confirms that the provisions of this Section 10.6 will not limit Buyer’s right to treat such failure as the failure of a condition precedent to Buyer’s obligation to close pursuant to Article VIII above.

10.7        Insurance. The Seller acknowledges that on the Closing Date, effective as of the Closing, any insurance coverage and bonds provided by Buyer for the Seller, and all certificates of insurance evidencing that Seller maintain any required insurance by virtue of insurance provided by Buyer, will terminate with respect to any insured damages resulting from matters occurring subsequent to Closing.

10.8        Agreements Regarding Taxes.

(a)          Returns for Periods Through the Closing Date. Buyer will include the income and loss of the Assets (including any deferred income triggered into income by Reg. §1.1502-13 and any excess loss accounts taken into income under Reg. §1.1502-19) on Buyer’s consolidated federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. Buyer agrees to allocate income, gain, loss, deductions and credits between the period up to Closing (the “Pre-Closing Period”) and the period after Closing (the “Post-Closing Period”) based on a closing of the books of the Assets, and both Seller and Buyer agree not to make an election under Reg. §1.1502-76(b)(2)(ii) to ratably allocate the year’s items of income, gain, loss, deduction and credit. Seller and Buyer agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Seller’s purchase of the Assets on his tax returns to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B). The Seller agrees to indemnify Buyer for any additional tax owed by Buyer (including tax owed by Buyer due to this indemnification payment) resulting from any transaction engaged in by Buyer (not related to the Share Exchange) during the Pre-Closing Period or on the Closing Date before Seller’s purchase of the Assets. Seller will furnish tax information to Buyer for inclusion in Buyer’s consolidated federal income tax return for the period which includes the Closing Date in accordance with Buyer’s past custom and practice.

(b)          Audits. Buyer will allow Seller and its counsel to participate at Seller’s expense in any audit of Buyer’s consolidated federal income tax returns to the extent that such audit raises issues that relate to and increase the tax liability of Seller. Buyer shall have the absolute right, in its sole discretion, to engage professionals and direct the representation of Buyer in connection with any such audit and the resolution thereof, without receiving the consent of Seller or any other party acting on behalf of Seller, provided that Buyer will not settle any such audit in a manner which would materially adversely affect Seller after the Closing Date unless such settlement would be reasonable in the case of a person that owned the Assets both before and after the Closing Date. In the event that after Closing any tax authority informs Seller of any notice of proposed audit, claim, assessment or other dispute concerning an amount of taxes which pertain to Buyer, during the period prior to Closing, Seller must promptly notify Buyer of the same within 15 calendar days of the date of the notice from the tax authority. In the event Seller does not notify Buyer within such 15 day period, Seller will indemnify Buyer for any incremental interest, penalty or other assessments resulting from the delay in giving notice. To the extent of any conflict or inconsistency, the provisions of this Section 10.8 shall control over the provisions of Section 12.2 below.

(c)          Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller shall (i) retain all books and records with respect to tax matters pertinent to Buyer relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller agrees to allow Buyer to take possession of such books and records.

10.9         ERISA. Effective as of the Closing Date, Seller shall terminate its participation in, and withdraw from, any employee benefit plans sponsored by Buyer, and Seller and Buyer shall cooperate fully in such termination and withdrawal. Without limitation, Seller shall be solely responsible for (i) all liabilities under those employee benefit plans notwithstanding any status as an employee benefit plan sponsored by Buyer, and (ii) all liabilities for the payment of vacation pay, severance benefits, and similar obligations, including, without limitation, amounts which are accrued but unpaid as of the Closing Date with respect thereto. Seller acknowledges and agrees that he is solely responsible for providing continuation health coverage, as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), to each person, if any, participating in an employee benefit plan subject to COBRA with respect to such employee benefit plan as of the Closing Date, including, without limitation, any person whose employment with Buyer is terminated after the Closing Date.

XI.	TERMINATION.

This Agreement may be terminated at, or at any time prior to, the Closing by mutual written consent of Seller, Buyer and the PrivateCo. If this Agreement is terminated as provided herein, it shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party except to pay such expenses as are required of such party.

XII.	INDEMNIFICATION.

12.1         Indemnification by Seller. Seller covenants and agrees to indemnify, defend, protect and hold harmless Buyer and the PrivateCo, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates (collectively, the “Buyer Indemnified Parties”) at all times from and after the date of this Agreement from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), whether or not involving a third party claim and regardless of any negligence of any Buyer Indemnified Party (collectively, “Losses”), incurred by any Buyer Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of Seller set forth herein or in certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement (including any other agreement of Seller to indemnify set forth in this Agreement) on the part of Seller under this Agreement, (iii) any Assigned Asset or Assigned Liability or any other debt, liability or obligation of Buyer prior to the Closing, (iv) the conduct and operations, (A) prior to Closing, of the business of Buyer unrelated to the assets that are the subject of the Share Exchange (B) whether before or after Closing, of (X) the business of Buyer pertaining to the Assigned Assets and Assigned Liabilities or (Y) the business of the Buyer prior to the Closing, (v) claims asserted (including claims for payment of taxes), whether before or after Closing, (A) against Buyer or (B) pertaining to the Assigned Assets and Assigned Liabilities or to the business of Buyer prior to the Closing, or (vi) any federal or state income tax payable by Buyer or the PrivateCo and attributable to the transactions contemplated by this Agreement or to the business of Buyer prior to the Closing. For the purposes of this Agreement, an “Affiliate” is a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another specified person or entity.

12.2        Third Party Claims.

(a)          Defense. If any claim or liability (a “Third-Party Claim”) should be asserted against any of the Buyer Indemnified Parties (the “Indemnitees”) by a third party after the Closing for which Seller has an indemnification obligation under the terms of Section 12.1, then the Indemnitee shall notify Seller (the “Indemnitor”) within 20 days after the Third-Party Claim is asserted by a third party (said notification being referred to as a “Claim Notice”) and give the Indemnitor a reasonable opportunity to take part in any examination of the books and records of the Indemnitee relating to such Third-Party Claim and to assume the defense of such Third-Party Claim and, in connection therewith, to conduct any proceedings or negotiations relating thereto and necessary or appropriate to defend the Indemnitee and/or settle the Third-Party Claim. The expenses (including reasonable attorneys’ fees) of all negotiations, proceedings, contests, lawsuits or settlements with respect to any Third-Party Claim shall be borne by the Indemnitor. If the Indemnitor agrees to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, through counsel reasonably satisfactory to Indemnitee, then the Indemnitor shall be entitled to control the conduct of such defense, and any decision to settle such Third-Party Claim, and shall be responsible for any expenses of the Indemnitee in connection with the defense of such Third-Party Claim so long as the Indemnitor continues such defense until the final resolution of such Third-Party Claim. The Indemnitor shall be responsible for paying all settlements made or judgments entered with respect to any Third-Party Claim the defense of which has been assumed by the Indemnitor. Except as provided in subsection (b) below, both the Indemnitor and the Indemnitee must approve any settlement of a Third-Party Claim. A failure by the Indemnitee to timely give the Claim Notice shall not excuse Indemnitor from any indemnification liability except only to the extent that the Indemnitor is materially and adversely prejudiced by such failure.

(b)          Failure to Defend. If the Indemnitor shall not agree to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, or shall fail to continue such defense until the final resolution of such Third-Party Claim, then the Indemnitee may defend against such Third-Party Claim in such manner as it may deem appropriate and the Indemnitee may settle such Third-Party Claim, in its sole discretion, on such terms as it may deem appropriate; provided however, that the Indemnitor shall (i) promptly reimburse the Indemnitee for the amount of all settlement payments and expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense or settlement of such Third-Party Claim, or (ii) shall pay, in advance of any settlement or proceedings and in installments as reasonably agreed to by the parties, such sums and expenses reasonably expected to be incurred in connection with the defense of the Third-Party Claim and any settlement thereof. If no settlement of such Third-Party Claim is made, then the Indemnitor shall satisfy any judgment rendered with respect to such Third-Party Claim before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such Third-Party Claim.

12.3        Non-Third-Party Claims. Upon discovery of any claim for which the Seller has an indemnification obligation under the terms of Section 12.1 which does not involve a claim by a third party against the Indemnitee, the Indemnitee shall give prompt notice to Seller of such claim and, in any case, shall give Seller such notice within 30 days of such discovery. A failure by Indemnitee to timely give the foregoing notice to Seller shall not excuse Seller from any indemnification liability except to the extent that Seller is materially and adversely prejudiced by such failure.

12.4        Survival. Except as otherwise provided in this Section 12.4, all representations and warranties made by Buyer and Seller in connection with this Agreement shall survive the Closing. Anything in this Agreement to the contrary notwithstanding, the liability of all Indemnitors under this Article XII shall terminate on the third (3rd) anniversary of the Closing Date, except with respect to (a) liability for any item as to which, prior to the third (3rd) anniversary of the Closing Date, any Indemnitee shall have asserted a Claim in writing, which Claim shall identify its basis with reasonable specificity, in which case the liability for such Claim shall continue until it shall have been finally settled, decided or adjudicated, (b) liability of any party for Losses for which such party has an indemnification obligation, incurred as a result of such party’s breach of any covenant or agreement to be performed by such party after the Closing, (c) liability of Seller for Losses incurred by a Buyer Indemnified Party due to breaches of its representations and warranties in Article IV of this Agreement, and (d) liability of Seller for Losses arising out of Third-Party Claims for which Seller has an indemnification obligation, which liability shall survive until the statute of limitation applicable to any third party’s right to assert a Third-Party Claim bars assertion of such claim.

XIII.	MISCELLANEOUS.

13.1        Definitions. Capitalized terms used herein without definition have the meanings ascribed to them in the Share Exchange Agreement.

13.2        Notices. All notices and communications required or permitted hereunder shall be in writing and deemed given when received by means of the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or personal delivery, or overnight courier, as follows:

(a)	If to Buyer, addressed to:

Ho Wah Genting Group Limited

Wisma Ho Wah Genting, No. 35

Jalan Maharajalela, 50150 Kuala Lumpur, Malaysia

Attention: Dato Lim Hui Boon, President

(b)	If to Seller, addressed to:

1 East Bedell Street

Freeport, NY 11520

Attn:  David Breier

or to such other address as any party hereto shall specify pursuant to this Section 13.2 from time to time.

13.3        Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

13.4        Time. Time is of the essence with respect to this Agreement.

13.5        Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13.6        Further Acts and Assurances. From and after the Closing, Seller and Buyer agrees that each will act in a manner supporting compliance, including compliance by its Affiliates, with all of its obligations under this Agreement and, from time to time, shall, at the request of another party hereto, and without further consideration, cause the execution and delivery of such other instruments of conveyance, transfer, assignment or assumption and take such other action or execute such other documents as such party may reasonably request in order more effectively to convey, transfer to and vest in Seller, and to put Seller in possession of, all Assigned Assets and Assigned Liabilities, and to convey, transfer to and vest in Seller and Buyer, and to them in possession of, the Purchase Price Securities and the Assets (respectively), and, in the case of any contracts and rights that cannot be effectively transferred without the consent or approval of another person that is unobtainable, to use its best reasonable efforts to ensure that Seller receives the benefits thereof to the maximum extent permissible in accordance with applicable law or other applicable restrictions, and shall perform such other acts which may be reasonably necessary to effectuate the purposes of this Agreement.

13.7        Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein. This Agreement cannot be amended or changed except through a written instrument signed by all of the parties hereto and by the PrivateCo. No provisions of this Agreement or any rights hereunder may be waived by any party without the prior written consent of the PrivateCo.

13.8        Assignment. No party may assign his, her or its rights or obligations hereunder, in whole or in part, without the prior written consent of the other parties.

13.9        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts or choice of laws thereof.

13.10      Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts taken together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

13.11      Section Headings and Gender. The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

13.12      Third-Party Beneficiary. Each of Seller and Buyer acknowledges and agrees that this Agreement is entered into for the express benefit of the PrivateCo, and that the PrivateCo is relying hereon and on the consummation of the transactions contemplated by this Agreement in entering into and performing its obligations under the Share Exchange Agreement, and that the PrivateCo shall be in all respects entitled to the benefit hereof and to enforce this Agreement as a result of any breach hereof.

13.13      Specific Performance; Remedies. Each of the parties to this Agreement acknowledges and agrees that, if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, irreparable damages would be incurred by the other parties to this Agreement and by the PrivateCo. Accordingly, the parties to this Agreement agree that any party or the PrivateCo will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, subject to Section 13.9, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and are in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

13.14      Submission to Jurisdiction; Process Agent; No Jury Trial.

(a)          Each party to the Agreement hereby submits to the jurisdiction of any state or federal court sitting in the County of Clark in the State of Nevada, in any action arising out of or relating to this Agreement, and agrees that all claims in respect of the action may be heard and determined in any such court. Each party to the Agreement also agrees not to bring any action arising out of or relating to this Agreement in any other court. Each party to the Agreement agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party to the Agreement waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

(b)          EACH PARTY TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to the Agreement hereby acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party to the Agreement further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of commencement of any action, this Agreement may be filed as a written consent to trial by a court.

13.15      Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Split-Off Agreement as of the date and year above written.

BUYER:

HO WAH GENTING GROUP LIMITED (formerly named COMPUTRON, INC.)

By:	/s/ David Breier
Name: David Breier
Title: President and CEO

SELLER:

/s/David Breier
David Breier